SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: November 5, 2002

                             TTR TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                   0-22055               11-3223672
(State or Other Jurisdiction of      (Commission            (IRS Employer
Identification Incorporation)         File Number)                No.)

                              575 Lexington Avenue
                            New York, New York 10022
                    (Address of Principal Executive Offices)

                                  212-527-7599
              (Registrant's Telephone Number, including Area Code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS

     TTR Technologies, Inc. (hereinafter, "TTR Inc."), together with its wholly-owned subsidiary, TTR Technologies, Ltd. (collectively, the "Company"), and Macrovision Corporation ("Macrovision"), together with its wholly-owned subsidiary Macrovision Europe Ltd. ("Macrovision Europe"), have entered into an Asset Purchase Agreement (the Agreement"), dated as of November 4, 2002, pursuant to which Macrovision Europe will purchase all of the properties, rights, interests and other tangible and intangible assets that relate in any material respect to the copy protection and digital rights management business for audio programs of the Company, including the technologies underlying SAFEAUDIO and the tentatively named PALLADIUMCD product line. The transaction also includes the termination of the Alliance Agreement entered into by the Company and Macrovision in November 1999. Following the consummation of the transaction, the Company will cease to be engaged in the business being transferred to Macrovision Europe, which is the only business that the Company has been actively engaged in since its inception in 1994.

     Under the terms of the Agreement, the consideration for the transaction will be comprised of a cash payment, payable at the closing of the transaction, equal to $5.25 million, subject to certain potential adjustments, and the return to the Company of 1,880,937 shares of TTR Inc.'s Common Stock that Macrovision purchased in January 2000 for $4.0 million.

     The transaction is subject to the approval of the holders of at least a majority of TTR Inc.'s outstanding Common Stock and to the satisfaction of certain other conditions. The Company anticipates filing its proxy statement seeking the approval of the stockholders of TTR Inc. to the asset sale as soon as practicable.

     No assurance can be provided that the closing conditions specified in the Agreement will be satisfied or that the asset sale will be consummated.

Exhibit List

     99.1 Press Release issued on November 4, 2002


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2002                TTR TECHNOLOGIES, INC.


                                      By: /s/ Daniel C. Stein

                                          Daniel C. Stein
                                          Chief Executive Officer